Exhibit 99.1

IR CONTACT: Deborah Crawford

Director of Investor Relations

408 540-3712

PR CONTACT: Ken Ross

VP, Corporate Communications

408 540-3931

NETFLIX NAMES CISCO’S GIANCARLO

TO COMPANY’S BOARD OF DIRECTORS

LOS GATOS, Calif., April 4, 2007 – Netflix, Inc. (Nasdaq: NFLX), the world’s largest online DVD rental service, today announced the appointment of Cisco Systems Senior Vice President Charles H. Giancarlo to the company’s board of directors. The move increases the number of Netflix directors to eight.

“Charlie understands the future of the Internet – and the scale required for the video Internet of the next decade – so we are thrilled to have him join our board,” said Netflix Co-Founder, Chairman and CEO Reed Hastings.

"The world of video communications and distribution for entertainment is changing dramatically,” Mr. Giancarlo said. “Cisco and Netflix are on the cutting edge of innovation in this market. Serving on the Netflix board will bring me closer to the needs of all Web video companies, and while I love getting my red envelopes today, I can’t wait to eventually get all of my Netflix content online.”

Mr. Giancarlo is currently senior vice president and chief development officer of Cisco and president of Cisco-Linksys LLC. A 12-year veteran of Cisco, Mr. Giancarlo is responsible for the overall strategy and execution of Cisco technology development. He oversees 16,000 engineers in emerging technologies, unified communications, digital video, wireless networking, routing, switching, security, storage networking, and network management. Cisco-Linksys, LLC, is an independent division of Cisco providing wired and wireless products for the high growth consumer and SOHO networking market.

Before joining Cisco, Mr. Giancarlo was vice president of marketing and corporate development of Kalpana, Inc., the pioneer in Ethernet switching. He also was a co-founder and vice president of marketing for Adaptive Corporation. Previously, Mr. Giancarlo founded four companies in communications equipment, selling two of them to larger companies. He also holds multiple patents in the areas of ATM and voice technologies. Mr. Giancarlo holds B.S. and M.S. degrees in electrical engineering from Brown University and the University of California at Berkeley, respectively, and an MBA from Harvard.

About Netflix

Netflix, Inc. (Nasdaq: NFLX) is the world's largest online movie rental service, providing more than six million subscribers access to more than 75,000 DVD titles. The company offers a variety of subscription plans, starting at $4.99 a month. There are no due dates, no late fees and no shipping fees. DVDs are delivered for free by the USPS from regional shipping centers located throughout the United States. Netflix can reach more than 90 percent of its subscribers with generally one business-day delivery. Netflix offers personalized movie recommendations to its members and has more than one billion movie ratings. Netflix also allows members to share and recommend movies to one another through its Friends® feature. For more information, visit www.netflix.com.